UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 8-K

                                  CURRENT REPORT
   Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

                                   July 16, 2003
                   Date of Report (Date of earliest reported)

                               Innovation Holdings, Inc.
              (Exact name of registrant as specified in its chapter)

                                       Nevada
                  (State or other jurisdiction of incorporation

                                      000-27777
                              (Commission File Number)

                                      91-1923501
                        (IRS Employer Identification No.)

                            14622 Ventura Blvd, Suite 1015
                               Sherman Oaks, California
                        (Address of principal executive offices)

                                       91403
                                     (Zip Code)

                  Registrant's telephone number, including area code
                                   (310) 788-5444

                                        None
             (Former name or former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure

Innovation Holdings, Inc. (the "Company") expects to complete the establishment of its previously disclosed shareholder and creditor trusts today, July 16, 2003.

Pursuant to the terms and conditions of two separate trust agreements, shares of the Company's common stock will be transferred in trust to Richard Weiss, Esq., who has accepted the appointment as trustee. In addition to the shares, the Company has assigned to the trusts the results and possible proceeds of pending and future litigation

The Innovation Holdings, Inc. Shareholder Trust has been established to respond to the Company's concern that shareholders of record as of January 1, 2002 through July 31, 2002 were adversely effected by the action of outside parties effecting the share price and value of the Company throughout these dates. The Company intends to provide some measure of compensation to its shareholders for their losses.

The Innovation Holdings, Inc. Creditor Trust has been established to return the maximum amount to Century Media creditor's (assumed by the Company as a result of the Century Media acquisition) and to allow the Company to continue to operate without interruption.

Following the submission of claims and validation of such claims, the trustee will liquidate the trust property and distribute the proceeds to the trust beneficiaries in a manner the trustee deems most beneficial.

Item 7. Financial Statements and Exhibits.

(c) Exhibits.

No exhibits have been filed with this Form 8-K as the Company does not believe that such exhibits would contain information material to an investment decision that is not otherwise disclosed. The Company hereby agrees to furnish a copy of any omitted exhibit to this Form 8-K to the Securities and Exchange Commission upon its request.

                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 16, 2003                  Innovation Holdings, Inc.
                                      /s/ Robert Blagman
                                      Robert Blagman
                                      President and Chief Executive Officer